                                                                      EXHIBIT 12


                           STATER BROS. HOLDINGS INC.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)

                                                                   Fiscal Years Ended
                                        ------------------------------------------------------------------------
                                        Sept. 24,      Sept. 29,(1)   Sept. 28,(2)   Sept. 27,(2)   Sept. 26,(2)
                                          1995           1996           1997           1998           1999
                                        --------       --------       --------       --------       ---------
Earnings:

Income before income taxes              $ 10,945       $ 27,131       $ 22,510       $  2,496       $ 14,453

Share of undistributed (income)
  loss of less than 50%-owned
  affiliates                                 980          1,624             --             --             --

Amortization of capitalized
  interest                                   192            190            139            321            324

Interest                                  18,946         19,171         21,384         30,578         35,260

Less interest capitalized
  during the period                          (50)          (116)        (1,263)        (1,135)           (64)

Net amortization of debt
  discount and premium
  and issuance expense                     1,180          1,203          1,460          2,797          2,771

Interest portion of rental expense        13,588         13,918         15,305         15,683         16,031
                                        --------       --------       --------       --------       --------

  Earnings as adjusted                  $ 45,781       $ 63,121       $ 59,535       $ 50,740       $ 68,775
                                        ========       ========       ========       ========       ========
Fixed Charges:

Interest                                $ 18,946       $ 19,171       $ 21,384       $ 30,578       $ 35,260

Net amortization of debt
  discount and premium
  and issuance expense                     1,180          1,203          1,460          2,797          2,771

Interest portion of rental
  expense                                 13,588         13,918         15,305         15,683         16,031

Preferred stock dividends                     --          6,967         10,451             --             --
                                        --------       --------       --------       --------       --------
  Fixed Charges                         $ 33,714       $ 41,259       $ 48,600       $ 49,058       $ 54,062
                                        ========       ========       ========       ========       ========
       Ratio of Earnings to
         Fixed Charges                      1.36           1.53           1.23           1.03           1.27
                                        ========       ========       ========       ========       ========

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(1)   53-Week Fiscal Year

(2) Includes the Company's 50% share of the fixed charges and earnings of an unconsolidated affiliate.